Exhibit 99.1

IRIAL FINAN TO RETIRE FROM COCA-COLA; CALIN DRAGAN TO TAKE LEADERSHIP OF BOTTLING INVESTMENTS GROUP

ATLANTA, Dec. 8, 2017 – The Coca-Cola Company today announced that Irial Finan, a 36-year veteran of the Coca-Cola system, plans to retire from his post as Executive Vice President and President of Bottling Investments Group, or BIG. Calin Dragan, who currently serves as Regional Director for BIG’s ASEAN (Southeast Asia) and Middle East bottlers, will be promoted to lead BIG.

Finan, who reports to President and CEO James Quincey, will retire March 31, 2018. He will step down from his current role on Dec. 31 and will remain with the company as executive advisor until his retirement. “I want to thank Irial for his leadership and dedicated service to our global Coca-Cola system over the last 36 years,” Quincey said. “All of us at Coca-Cola join in wishing Irial, his wife, Deirdre, and his daughters, Ciara and Röisïn, great success in their future plans.”

Dragan, who begins his new role as President of BIG on Jan. 1, 2018, is based in Singapore and will report to John Murphy, President of Coca-Cola’s Asia Pacific Group. Dragan will oversee BIG operations globally. BIG, which will continue to play a significant role in contributing to Coca-Cola’s overall growth, is now largely concentrated in the Asia Pacific region. The company continues to work toward refranchising Coca-Cola Beverages Africa, which is part of BIG.

“Calin brings a great breadth of system experience and proven leadership abilities,” Murphy said. “He is the right person to lead BIG, including a strong focus on execution and people development, as the business continues to be reshaped for the future.”

About Irial Finan

Finan, a native of Ireland, started his Coca-Cola system career with multiple finance and operational roles across Europe. In 1995, he was promoted to managing director of Molino Beverages, with responsibility for expanding markets, including Ireland, Romania, Russia and Nigeria.

From 2001 to 2003, he served as CEO of bottler Coca-Cola HBC, where he managed the merger integration of Coca-Cola Beverages PLC and Hellenic Bottling SA. He led the combined company’s operations in 26 countries.

In 2004, Finan became President, Bottling Investments and Supply Chain, and Executive Vice President of The Coca-Cola Company. Finan has been instrumental in leading the company’s bottling operations. At its height, BIG had operations across five continents and more than 80,000 employees.

Finan, 60, has served or currently serves as a director on several boards, including Coca-Cola Amatil, Coca-Cola Bottlers Japan, Coca-Cola European Partners, Coca-Cola FEMSA, The Coca-Cola Foundation, Smurfit Kappa Group and The American Ireland Fund. He is a graduate of the National University of Ireland in Galway.

About Calin Dragan

Dragan has 24 years of experience in the Coca-Cola system, including a succession of bottling leadership roles in Asia Pacific and Europe. Prior to his current role, he served as Representative Director and acting Chairman, President and CEO for Coca-Cola East Japan.

Dragan, 51, also served as Executive Vice President and Representative Director of Coca-Cola West Bottling Co. in Japan from 2011 to 2012 and was CEO and General Administrator of Coca-Cola HBC’s business in Romania and the Republic of Moldova from 2005 to 2011. Dragan started his Coca-Cola system career in 1993 in Timisoara, Romania.

Dragan, a native of Romania, graduated from the Polytechnic University of Timisoara.

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is the world’s largest total beverage company, offering over 500 brands to people in more than 200 countries. Of our 21 billion-dollar brands, 19 are available in lower- and no-sugar options to help people everywhere more easily control added sugar. In addition to our namesake Coca-Cola drinks, some of our household names around the world include: AdeS soy-based beverages, Ayataka green tea, Dasani waters, Del Valle juices and nectars, Fanta, Georgia coffee, Gold Peak teas and coffees, Honest Tea, Minute Maid juices, Powerade sports drinks, Simply juices, smartwater, Sprite, vitaminwater, and Zico coconut water. At Coca-Cola, we’re serious about making positive contributions to our world. That starts with reducing sugar in our drinks and bringing new and different drinks to people everywhere. It also means continuously working to reduce our environmental impact, creating rewarding careers for our associates, and bringing economic opportunity wherever we operate. In fact, together with our bottling partners, we employ more than 700,000 people around the world. For more information, visit our digital magazine Coca-Cola Journey at www.coca-colacompany.com and follow The Coca-Cola Company on Twitter, Instagram, Facebook and LinkedIn.

Contacts:	Investors and Analysts	Media
	Tim Leveridge: +1 404.676.7563	Scott Leith: +1 404.676.8768

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